Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brian Moore STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Patrick F. Williams STAAR Surgical Company - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Anthony Charles Petrone Jefferies LLC, Research Division - Healthcare Analyst

Bruce David Jackson The Benchmark Company, LLC, Research Division - Senior Equity Analyst

David Kuang Oppenheimer & Co. Inc., Research Division - Research Analyst

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - MD & Medical Technology Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Second Quarter Financial Results Conference Call.(Operator Instructions) This call is being recorded today, Wednesday, August 4, 2021.

At this time, I would like to turn the conference over to Mr. Brian Moore, Vice President, Investor, Media Relations and Corporate Development forSTAAR Surgical.

Brian Moore - STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Thank you, operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss thecompany's financial results for the second quarter ended July 2, 2021.

On the call today are Caren Mason, President and Chief Executive Officer; and Patrick Williams, Chief Financial Officer. The press release of oursecond quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. Wecaution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company'sprojections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference calland are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in theforward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safeharbor statement in today's press release as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes noobligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales inconstant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing ourhistorical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Following our prepared remarks, we will open the line to questions from publishing analysts. (Operator Instructions) We thank everyone in advancefor their cooperation with this process.

And with that, I'd now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you, Brian. Good afternoon, everyone, and thank you for joining us on today's call. This afternoon, we reported record results for the secondquarter of 2021 as business momentum in all of our major markets globally accelerated from the already robust levels in the second half of 2020and the record-breaking levels we reported to you on our call for the first quarter of 2021. My thanks once again to the entire STAAR team andparticularly those in manufacturing and our commercial organization for tremendous results in the second quarter and first half of 2021.

In the second quarter of 2021, we continue to significantly outperform industry averages by achieving strong ICL unit growth globally, including:China, up 65%; Japan, up 95%; South Korea, up 57%; APAC distributor markets, up 88%; India, up 173%; Spain, up 118%; Germany, up 65%; Europeandistributor markets, up 81%; the Middle East and North Africa, up 378%; and the U.S., up 255%. All as compared to the prior year quarter. All told,global ICL unit growth for the second quarter of 2021 was up 79% year-over-year, which drove company net sales growth up 77% year-over-yearto $62.4 million.

In China, the largest market for refractive surgery in the world, the busy implant season began in earnest in June. We kicked off the season withnew, exciting and innovative marketing campaigns. The marketing campaigns were designed to amplify the message of glasses-free visual freedomwith our lenses and to increase EVO ICL brand awareness among our target demographics.

One marketing campaign where we supported our largest customer was an EVO 5K running event co-branded with a popular video game theme.Several weeks of mall-based advertisements and other promotions led up to and surrounded the 5K run, which was held at the Oriental SportsCenter in Shanghai. The day of the 5K, our customer had on-site EVO patient education supported by us and ophthalmology consultations, includingeye exams available to the runners and spectators. This 5K run marketing campaign in China resulted in more than 3 million media impressions,further elevating awareness of our EVO lenses.

Our China business is also benefiting from many of our customers, who have created or plan to create additional EVO operating rooms and trainadditional surgeons to increase ICL implantation capacity. As an example, there are now 5 wow Visian EVO clinics in China, which only offer EVOICL lenses to their patients. The operator of the clinics has a stated goal of opening at least 5 new EVO-only clinics each year as we move forward.

In Spain, our EVO ICL lenses achieved record-breaking levels of units sold with unit growth up 118% year-over-year for the second quarter. Weobserved certain refractive femtosecond laser vision correction procedures being deemphasized by surgeons despite the fact that several LVCcompanies and providers discounted their offerings at levels greater than we have previously observed.

In contrast, our premium EVO family of lenses allowed our surgeons and their clinics to maintain premium pricing during the second quarter dueto the differentiation and benefits associated with our lens technology. Removability, excellent night vision and no dry eye syndrome, just to namea few. We anticipate surgeons in Spain and globally will increasingly focus on premium lens-based business and greater revenue per procedure.

During the quarter, we continued the controlled rollout of our Viva lens as select surgeons implanted more of our lenses in our targeted earlypresbyopic market for patients who are generally ages 45 to 55. We believe the surgeons' efforts to define best practices in terms of patienteducation, selection and implantation will serve patients, surgeons and us well in the future as we prepare for broader commercialization. Regulatorypathway work towards marketing approval of the Viva lens outside of European geographies also continues.

In the U.S., trade shows are resuming. In early July, STAAR leadership attended and participated in the Octane OC Ophthalmology TechnologySummit in Southern California. It was the first in-person conference for many of those in our industry since the first quarter of 2020.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

In July, we attended the American-European Congress of Ophthalmic Surgery, AECOS meeting; the ASCRS Annual Meeting and the Eyeceleratorconference at ASCRS. As many of you know, these in-person meetings and trade shows are an important component of advancing ourcommercialization strategy. It is encouraging that these meetings have resumed and even more encouraging that STAAR's lenses were highlightedat these events prominently and positively.

Also in the U.S., the FDA received in late April our U.S. clinical trial data for marketing approval of our EVO family of myopia lenses. Our submissionis now under customary interactive FDA review. We will not provide further comment on the process with the FDA until permitted and prudentto do so. We continue to anticipate, pending FDA approval, that our EVO family of myopia lenses will be available to the U.S. market in the fourthquarter of this year.

As we look ahead, the growth opportunity for STAAR remains significant. In June, a third-party independent research firm named STAAR thefastest-growing company in ophthalmology among a list of peers, including all of the publicly traded ophthalmology companies with which manyof you are already familiar. We anticipate surgeon focus globally on higher-dollar patient pay procedures, such as our ICL may grow particularly aswe consider the recent headwinds associated with reimbursed ophthalmic procedures. If we are correct, our sales opportunity may broaden tothe large number of cataract surgeons that in the U.S., for example, is more than double the number of refractive surgeons we currently target.

As we look to the second half of 2021, we are mindful that COVID-19 is still with us and that we have an upcoming cold-and-flu season in theNorthern Hemisphere. However, we remain confident our surgeons and their patients will want to secure visual freedom with our EVO lenses,similar to our experience since the pandemic began. Further, given the accelerating sales momentum we achieved once again in the second quarterand our visibility into the key drivers of growth in several major markets in the second half of 2021, we are today increasing our net sales outlookfor the full year fiscal 2021.

For the full year fiscal 2021, we now expect total net sales to be in the range of $227 million to $230 million, up from our previously provided outlookof $215 million to $217 million that we shared on May 5. The higher sales outlook we are introducing today represents a growth rate at the midpointof approximately 40% year-over-year.

I will now turn the call over to Patrick to discuss our financial performance in more detail. Patrick?

Patrick F. Williams - STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon, everyone. Total net sales for Q2 2021 were $62.4 million, up 77% as compared to $35.2 million of net salesin Q2 2020 and up 23% on a sequential basis from Q1 2021. The year-over-year increase in net sales for Q2 2021 was attributable to global ICL salesgrowth, which was up 93%.

We anticipate robust levels of ICL unit growth in Q3 and Q4 that will exceed 30% year-over-year when combined with our strong first half resultsfor 2021 and formed the increased sales outlook for full year fiscal 2021 that Caren just outlined. Looking at historical pre-COVID sales trends, wenow expect Q3 total net sales to be in the range of $57 million to $58 million.

In terms of product mix, ICL sales represented 95% of total company net sales for Q2 2021 and other products represented 5%. As a reminder, ourother product sales primarily consist of our aphakic or cataract IOL and injectors business, which serve only certain markets globally. The mix ofICLs for Q2 was higher than recent trends due to $28.5 million higher ICL sales in the quarter and approximately $1.3 million of lower other productsales, which are primarily low-margin injectors. We continue to anticipate other product sales will be approximately $15 million for the full year2021, which is concentrated in our full year sales outlook.

Gross profit for Q2 '21 was $49.2 million or 78.9% of net sales as compared to gross profit of $24.4 million or 69.4% of sales for Q2 2020 and $39.1million or 77.1% of net sales for Q1 2021. The year-over-year sequential increase in gross margin is due to the higher mix of ICL, which commanda higher margin than our other products business. In addition, for the year-over-year comparison, there was $1 million of period costs recorded inQ2 2020 as a result of our voluntary COVID-19-related manufacturing cost, which concluded on April 26, 2020. For the second half and full year2021, we now expect gross margin to be in the range of 75% to 77% due to a higher mix of other product sales.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Moving down the income statement. Total operating expenses for Q2 2021 were $38.6 million or 61.8% of net sales as compared to $25.5 millionor 72.4% of net sales in Q2 2020 and $31.7 million or 62.4% of net sales for Q1 2021.

Taking a closer look at the components of operating expenses. G&A expense for Q2 2021 was $11.4 million compared to $7.8 million for Q2 2020and $10.2 million for Q1 2021. The year-over-year increase in G&A is due to increased compensation-related expenses, corporate insurance andfacilities costs. The sequential increase in G&A expenses was primarily due to compensation-related expenses. We expect quarterly G&A to continueto be between $10 million and $11 million a quarter for the balance of 2021.

Selling and marketing expense was $18.9 million for Q2 2021 compared to $10.3 million for Q1 2020 and $13.2 million for Q1 2021. The increasein selling and marketing expense from the prior year was due to increased compensation-related expenses, advertising and promotional activities,trade shows and travel expenses. The sequential increase from Q1 2021 was due to advertising and promotional activities and compensation-relatedexpenses. We expect Q3 and Q4 2021 selling and marketing to be approximately $17 million per quarter.

Research and development expense was $8.3 million in Q2 2021 compared to $7.3 million for Q1 2020 and flat with $8.3 million for Q1 2021. Theincrease in R&D expense was primarily due to compensation-related expenses, partially offset by lower expenses associated with the U.S. EVOclinical trial. We continue to expect R&D for 2021 to be approximately $9 million per quarter for the balance of 2021.

Operating income in Q2 2021 was $10.7 million or 17.2% of net sales as compared to an operating loss of $600,000 or negative 1.8% of net salesfor Q2 2020. The improvement in operating income is due to higher sales and leverage on fixed and variable operating expenses during the quarter.

Net income in Q2 2021 was $8.6 million or $0.17 per diluted share compared to a net loss of $1.2 million or negative $0.03 per share -- or a loss of$0.03 per share in Q2 2020. The company's effective tax rate for Q2 2021 and the 6 months ended July 2, 2021, was approximately 20%. For thesecond half of fiscal 2021, we expect our effective tax rate to be approximately 25% to 30%.

On a non-GAAP basis, adjusted net income for Q2 2021 was $13.5 million or $0.27 per diluted share compared to adjusted net income of $1.4 million or $0.03 per diluted share in Q2 2020. A table reconciling the GAAP information to the non-GAAP information is included in today's financialrelease.

Turning now to our balance sheet. Our cash and cash equivalents as of July 2, 2020, totaled $173.1 million, up $20.6 million compared to $152.5million at the end of the fourth quarter of 2020. The increase in cash from the fourth quarter is attributable to $13.1 million in cash generated fromoperations and approximately $14.1 million in proceeds from the exercise of stock options, partially offset by $5.7 million in capital expenditures.For the full year 2021, we continue to anticipate total CapEx spending to be in the range of $15 million to $20 million.

Finally, STAAR will be participating in several investor conferences and events in the coming weeks, including the Canaccord Growth Conferenceon August 10; the UBS med tech investor event in Laguna Beach, California on August 12; Stephens Non-Deal Roadshow on August 17; the PiperSandler West Coast field trip in Dana Point, California on August 24; and the Morgan Stanley Annual Global Healthcare Conference on September

14. We look forward to speaking with many of you at these events.

And this concludes our prepared remarks. Operator, we are now ready to take questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Your first question comes from the line of Anthony Petrone from Jefferies.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Anthony Charles Petrone - Jefferies LLC, Research Division - Healthcare Analyst

Congratulations on another strong quarter here. I think, Caren, I'm intrigued by the comments in Spain, just sort of the comparison to laser visioncorrection. And it looks like that ICL is sort of gaining ground in a larger way in moderate myopia patients.

And so maybe across the 2 core regions where we've seen outsized growth, China and Europe, just to recap on the dynamics between laser visioncorrection, the variety of procedures that are out there for refractive surgery and ICL. And it just seems that ICL is now certainly gaining an outsizedproportion of even moderate myopia patients. So just to recap there, and I'll have a follow-up.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Sure. Thank you very much, Anthony. We have put into play for probably 3 years now a focus on the more moderate miles as a real opportunityfor surgeons in terms of moving them from a laser vision correction procedure, which may have some issues around night vision or dry eye syndrome,and also with our lens, the advantage of removability and not in any way impacting the cornea.

And so when we work with our customer base, we have now a lot of studies that support that in the lower myo, the ICL has equal or better patientsatisfaction and surgeons are delighted by the patient response. So we then marry that to the fact that the economics associated with this premiumprocedure are outstanding.

And so you put those together and what we're finding is that many surgeons around the world offer their patients the ICL regardless of a lowerdiopter correction need. And for the reasons I previously mentioned, the patients are excited about having those advantages. So you marry thatto a business model that's superior and you get the growth we're enjoying.

Anthony Charles Petrone - Jefferies LLC, Research Division - Healthcare Analyst

That's helpful. And then a couple of follow-ups would be just on the complexion of the mix in China specifically when you think of spheres andtorics, just how that played out in the quarter. It seems like that kind of shifted a bit.

And then I will sneak one in on the U.S. FDA side. Just kind of curious to know that there was a couple of dates out there, the 100-day interimmeeting and now obviously it's a 100-day -- 180-day limit as to a final ruling on the PMA supplement. So just kind of thinking about those 2 datesin particular, do you think there'll be an interim meeting just going over sort of high-level questions on submission? Or should we be thinking thatlooking at October as sort of the final drop that date? Thanks again and congratulations.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you, Anthony. So yes, we had what I would consider an exceptional Q2 in China in terms of spheric demand and toric demand. Our mix therewas definitely beneficial for STAAR. And we're starting obviously to see Q3 after 1 month. And we had the best month in history in China and themix was to our advantage. So more to come.

With regard to the FDA, the bottom line is that the FDA is following the procedures as required and the process as we expected. And so as a resultof that, we are in a customary interactive review. I'm not going to comment on the 100 days or the 180 days at this point in time, but I can tell youthat we are very pleased with the level of interaction and communication with the FDA.

Operator

Your next question comes from the line of Andrew Brackmann from William Blair.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

Congrats on the quarter. Caren, maybe to start here on the U.S. market and certainly appreciate all the commentary that you've provided so far.That's been helpful. But I guess more specifically, as we sit here on what could sort of be the cusp of approval in Q4, can you just maybe provideus with some thoughts on how you're thinking about revenue building for that launch throughout 2022? Are there any sort of predicate devicesthat we should be comping against here? Just trying to get some level of framework around your expectations.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, we just came off what we considered a very successful AECOS and ASCRS meetings, where we met with a number of key opinion leadersurgeons from around the United States and many of them in major markets with very strong and well-earned reputation for excellence. And whatwe are talking to them about is the transformation opportunity with EVO getting approved. And what we're hearing back from surgeons istremendous enthusiasm to build their practices around the ICL with, of course, the EVO version. So when you think about the predicate device, weare the original and the only in terms of having an extraordinary implantable lens that provides such excellent vision.

Just a quick story we just got. On Sunday morning, I was greeted with an amazing e-mail from a doctor who was fearful that she would have topotentially give up her ability to practice medicine due to her very severe myopia and astigmatism. And after having suffered through a lot ofchallenging visits with surgeons over the years and having been in a situation where she did not want to replace her healthy lens, natural crystallens, she discovered us. She had the surgery. She was driving the next day. And the headline from her was, "Thank you for saving my career."

So this is the kind of device that we so proudly are fortunate enough and blessed enough to represent. So we're very much looking forward andso are the surgeons to us getting approval for the United States market.

Patrick F. Williams - STAAR Surgical Company - CFO

Andrew, if I could add, I think when we think about the contribution of revenue, we're obviously very excited about U.S. EVO as you outlined and,of course, Viva as we continue to have controlled rollout. But we can't forget the fact that the bulk of our growth is really coming from where we'rein the current markets right now. And that's really going to drive the revenue over the next several quarters here.

And so we're excited about that. And of course, when U.S. EVO comes online, Caren and I and the rest of the management team have talked aboutthe ability to grab market share, much like we did in China a few years back. And so we're very focused on that and how that can be a big catalystas we move forward to the introduction of that product and commercialization in the U.S.

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

That's great and really (inaudible). Maybe just secondly and, again, sticking on the U.S. market here for a second. I think in the past, you've sort oftalked about alliance agreements with centers throughout the U.S. Could you maybe just sort of describe those relationships in a bit more detailand sort of the type of customers, who those customers are? Are they more independent practices or high-volume users of Visian today?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So our customer base that's developing in the United States is everything from the one practitioner to multiple surgeons in a practice to those thatare part of the chain. And each strategic agreement is designed and developed uniquely for the needs of that particular practice.

What our normal components are, a strong commitment for growth, usually 30% plus; a combined effort for digitally really kind of reinventingwebsites, doing digital marketing, working on also other types of media to promote the fact that ICL is available. We also are doing more and morearound supporting the surgeons with helping them build the stories of their happiest patients.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

And there is also an opportunity for the practice to determine the mix. So their business models get adjusted. And then we help support them interms of helping them get started paying potentially for marketing or advertising as well as working with them on patient education. So I thinkthe bottom line is these strategic agreements, which we started in China in 2016 are the way we work and the way our customers are truly satisfiedand happy with STAAR.

Operator

And your next question comes from the line of Bill Plovanic from Canaccord Genuity.

Unidentified Analyst

This is [Rohan] on for Bill. Congrats on an amazing quarter. I just wanted to touch on EVO Viva in Europe. Any significant additional learnings thatyou all have had from the limited market release? How many countries are you in now? And when are you expecting a full market release? Andkind of going on that, what do you need to see commercially to go FMR?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So we are making progress with the Viva rollout. We are in multiple countries. We have identified surgeons in 4 countries that we believe will bechampions for Viva. They are going to be writing a lot of the playbook. We have experienced, as we hoped, a lot of interactions with multiple patienttypes: those who have some residual accommodation, those who are most interested in near vision, those who want to retain their emmetropicdistance vision.

What we're trying to do is understand how to make sure the lens is properly used for each of those patient types. Because of COVID and becauseof the recovery work that a number of practices have been doing, evidenced by our Q2 volume, I have to say that our presbyopic program withthis controlled rollout is absolutely producing for us results in terms of learnings that we want. But we're not at a volume level yet where I feel thatwe're ready to go fully commercial. We have more work to do.

And so as a result of that, we are weighing the merits of, instead of having a full-term rollout in October, where now there are some concerns thatASCRS may be more virtual than in-person. And this lens in terms of learning and training, we want to do in-person, as we said repeatedly.

So we'll kind of hold on the exact timing of the rollout, but we are very excited. Let me tell you this is a good lens. And we have a high level, webelieve, of patient satisfaction with a number of surgeons happy with the lens.

Unidentified Analyst

Great. And the only other question I had was, especially in China and Japan, how should we think about the potential for the COVID variance onthe business.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, we have updates weekly with our team on the ground in every country. And today, we talked to the team from China. And what we foundout is that all the 30 cities that have some type of lockdown, they are limited lockdowns and there is only one eye hospital and eye clinic that hassuspended procedures for 2 weeks. Everywhere else, in the larger provinces and Tier 1 cities and Tier 2 cities, there is no delay. As a matter of fact,as I said earlier in the call, we just -- we're happy to have a record month for our first month of the busy season in China. So it's looking good.

In Japan, during the Olympics and with some of the concerns of a very conservative Japanese government in terms of fear around making surethat all appropriate precautions are taken, there's been, for the first time, a little bit of less-than-expected lenses implanted in the last week or so.

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

But we expect that after the Olympics and with the normal way that Japan so well handles and our Japanese customers so well continue to doimplants that, that will be back to normal.

Operator

(Operator Instructions) The next question comes from the line of Steve Litchman from Oppenheimer.

David Kuang - Oppenheimer & Co. Inc., Research Division - Research Analyst

This is actually David on for Steve. Just maybe one for me relative to the anticipated approval of EVO in the U.S. I'm just curious, what do you seehappening to the current Visian ICL lenses following approval of EVO. And do you expect most of these surgeons to switch over to the new lensesfalling approval?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

We will discontinue selling the current Visian ICL lens if and when the EVO is approved. That's what's happened in every market because theelimination of the peripheral iridotomy procedure is so valued. It's so great for patient and surgeon that usually there's very little interest in theolder version of the lens.

Operator

Next question comes from the line of Ryan Zimmerman from BTIG.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

Caren, Patrick, really impressive this quarter. I guess maybe to start, a few for me. Number one, Caren, you talked about the June busy season, andparticularly in China, continuing in July. I mean what's your expectation for how long that busy season may last? And is that any different fromwhat we've seen maybe historically just given some of the dynamics between COVID that we saw last year?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

At this point as of this morning, in our discussions, August started out as strongly as July delivered. But if you look at -- typically, your strongestmonth is July and then August is good. It starts to taper off toward the end of August and you're pretty much done by mid-September.

So I don't think that there's going to be much variation of that this year from last year. And -- unless, of course, there's more restrictions associatedwith COVID. But right now, there is no visible, no predicted change in that normal cycle.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

Okay. And then the strength that you're seeing -- and I think Anthony was kind of hitting on this earlier. But as we think about the market andrefractive surgery, how much of your growth, whether it's the U.S. or Europe or China or wherever, do you attribute to converts from laser visioncorrection versus expansion of the market -- of the broader refractive market that maybe you're driving specifically?

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

That's a great question. I'm not sure we have a full handle on it, to be honest. We know that the patients are usually, as time has gone on, offeredtheir choice. If -- we also know that patients come in and say they only want ICL. And so what would be important to understand is those whowould say no to laser vision, only wanting ICL, those would be the expansion of the market.

So I think from our vantage point, we expect that when the U.S., the second-largest market in the world, has approval for EVO, you're going to havea global expansion, just like China has been building a really strong EVO market. And China's numbers have gone up while laser vision was prettymuch in single digits.

So I think over time, we're going to see a global expansion of these procedures that really wrap around EVO. But at this point, I really can't give youwhat the breakdown would be.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

Okay. If I could just squeeze one more in. Just -- you talked about Viva a bit. And one of the comments that you made I was struck by was justmarketing approval outside of the specific geographies that you're in already.

I mean I know you're still in this kind of controlled launch in Europe. But what's giving you that confidence or kind of where are you targeting andwhen? If you could share with us expanding the Viva marketing approval beyond the European countries today?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

We definitely have been seeking regulatory approval outside of Europe in a number of markets. And when we do the full commercial release ofthis product, we will also release it to those markets, in addition to Europe, that have approved the product and we expect those approvals.

Operator

Your next question comes from the line of Jim Sidoti from Sidoti & Company.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

I know you're probably a little reluctant to talk about U.S. sales once you get approval. But can you talk a little bit about what you anticipate yourR&D spend will be once the approval comes through? Will that continue to be at this level? Or do you think that drops off?

Patrick F. Williams - STAAR Surgical Company - CFO

No. I think we're going to continue to see this in some premier comments around that $9 million a quarter. Although we don't have the EVO clinicalU.S. trial anymore, as we talked about, other things going to R&D like the clinical, like the regulatory, we want to continue to tout really the benefitsof EVO out there through peer publications, et cetera.

And then, of course, as we've mentioned many times, we continue to look at iterations of the lens, whether that be the material from a Collamerstandpoint or other things that we can do to continue to enhance. So I think we're at a decent run rate right now, and that will continue.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

And how about sales and marketing? Do you anticipate a big investment in sales and marketing once approval is received?

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. You can expect that, as we said, for the balance of this year, we said around 17-ish, maybe $1 million a quarter for Q3 and Q4, as we've talkedabout. The way that brand awareness and the direct-to-consumer has really evolved over the last decade or so, it's very cost-effective now as yougo down the path of influencers and things of that nature.

And so -- but we're excited about U.S. We know that it is going to lift all countries as we build brand awareness here. But I will tell you that we'realso prudent about the investments we make. But yes, you can expect that we will look to increase some sales and marketing as U.S. comes onboard,but that will result in what we believe will be a very robust top line.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Okay. And then finally, if you could just repeat what you said about gross margin for the remainder of this year? Sorry, I didn't catch that.

Patrick F. Williams - STAAR Surgical Company - CFO

No problem. So we had another good quarter of gross margins primarily due to product mix. As we start selling more of our IOL in the second halfof this year, we expect gross margins between 75% to 77%.

The reason why there's a 200 basis point range there is really -- it's predicated on product mix. If we end up doing more ICL as a mix, where we'resitting at 90% plus, then clearly we'll be closer to that 77% gross margin. And that's why I gave that large range.

Operator

Your last question comes from the line of Bruce Jackson from Benchmark Company.

Bruce David Jackson - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Looking at the launch of EVO in the United States, one of the rate-limiting factors sometimes can be the training of the physicians. Maybe youcould talk to us a little bit about what plans you have in place to make sure that the doctors get changed quickly? And are there any -- could thatbe a rate-limiting factor for you?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thanks for the question, Bruce. Training of U.S. surgeons is already scoped to meet the surgeons who have the largest requirement in terms ofgrowth and then to move from market to market, to make sure that we get everyone trained in a timely fashion.

So all of that is done. The training materials are done. The training videos are done. The certification requirements have been approved. And sowe have, what we think, a very robust plan with a really excellent team that's ready to go. So we do not see that as a limiting factor to get the lensout to those who want it and who are prioritized by their demand needs over the initial weeks and months of the rollout.

Bruce David Jackson - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Okay. Great. And then a follow-up question, if I may. You also partnered with some physicians to test out some marketing and messaging withoutdoor advertising, et cetera. Do you have also programs in place to help the physicians market the EVO to the patients?

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Exhibit 99.1

AUGUST 04, 2021 / 8:30PM, STAA.OQ - Q2 2021 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Yes. We have extensive options and opportunities that surgeons can work with us on to have their patients' profile, to have their practices' profile,to have their websites updated and to have a full media outreach from multiple sources. Some of them local, some of them national. It's all builtinto the way that we build the partnership. So all of that's ready to go.

Operator

So as there are no further questions at this time, I would like to turn the call back to Caren Mason for closing remarks.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. We appreciateyour interest and investment in STAAR Surgical. Please take good care. All the best to all of you.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.

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